AMENDMENT TO
                          FUND PARTICIPATION AGREEMENT

     This amendment to the Fund Participation Agreement ("Amendment") is entered into and is effective this 27th day of July, 2001 by and among American Enterprise Life Insurance Company ("Company") and Janus Aspen Series ("Trust").

     WHEREAS, The parties to this Amendment have previously executed that certain Fund Participation Agreement dated March 1, 2000 ("Agreement"); and

     WHEREAS, the parties to this Amendment wish to amend the Agreement to comply with applicable federal and state privacy laws and regulations; and

     WHEREAS, the parties to this Amendment wish to amend Schedule A pursuant to the terms of the Agreement; and

     WHEREAS, Company wishes to update its address for notice purposes pursuant to the terms of the Agreement.

     NOW THEREFORE, in consideration of the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree to amend the Agreement as follows:

1. Use and Disclosure of Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, and in addition to and not in lieu of other provisions in this Agreement:

     a.   Company Confidential Information.

          (i) "Company Confidential Information" includes but is not limited to all proprietary and confidential information of Company and its subsidiaries, affiliates, or licensees, including without limitation all information regarding the customers of Company and its subsidiaries, affiliates and licensees; and the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; and any information derived therefrom.

          (ii) Trust must not use or disclose Company Confidential Information for any purpose other than to carry out the purpose for which Company Confidential Information was provided to Trust as set forth in the Agreement or unless disclosure is required by applicable law or regulatory authority, and agrees to cause all its employees, agents, representatives, or any other party to whom Trust may provide access to or disclose Company Confidential Information to limit the use and disclosure of Company Confidential Information to that purpose.

         (iii) Trust agrees to implement appropriate measures designed to ensure the security and confidentiality of Company Confidential Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Company Confidential Information that could result in substantial harm or inconvenience to any customer of Company or its subsidiaries, affiliates or licensees; Trust further agrees to cause all its agents, representatives, subcontractors, or any other party to whom Trust may provide access to or disclose Company Confidential Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

     b.  Trust Confidential Information.

         (i) "Trust Confidential Information" includes but is not limited to all proprietary and confidential information of Trust and its subsidiaries, affiliates, or licensees, including without limitation all information regarding the customers of Trust and its subsidiaries, affiliates and licensees; and the accounts, account numbers, names, addresses, social security numbers or any other personal identifier of such customers; and any information derived therefrom.

         (ii) Company must not use or disclose Trust Confidential Information for any purpose other than to carry out the purpose for which Trust Confidential Information was provided to Company as set forth in the Agreement or unless disclosure is required by applicable law or regulatory authority, and agrees to cause all its employees, agents, representatives, or any other party to whom Company may provide access to or disclose Trust Confidential Information to limit the use and disclosure of Trust Confidential Information to that purpose.

         (iii) Company agrees to implement appropriate measures designed to ensure the security and confidentiality of Trust Confidential Information, to protect such information against any anticipated threats or hazards to the security or integrity of such information, and to protect against unauthorized access to, or use of, Trust Confidential Information that could result in substantial harm or inconvenience to any customer of Trust or its subsidiaries, affiliates or licensees; Company further agrees to cause all its agents, representatives, subcontractors, or any other party to whom Company may provide access to or disclose Trust Confidential Information to implement appropriate measures designed to meet the objectives set forth in this paragraph.

2. Notice. Company hereby updates its address for the purposes of notice in accordance with Article VII of the Agreement as follows:

                           American Enterprise Life Insurance Company
                           1765 AXP Financial Center
                           Minneapolis, Minneapolis 55474
                           Attention: Executive Vice President, Annuities

                  with a copy to:

                           American Enterprise Life Insurance Company
                           50607 AXP Financial Center
                           Minneapolis, Minneapolis 55474
                           Attention: General Counsel's Office

3. Schedule A is deleted in its entirety and replaced with the Schedule A as attached hereto.

4. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. Except as modified by this Amendment, the Agreement is hereby ratified and confirmed and shall remain in full force and effect.

     IN WITNESS WHEREOF, each party has executed this Amendment by a duly authorized officer.

AMERICAN ENTERPRISE LIFE
INSURANCE COMPANY                              Attest:

By:  /s/ Gumer C. Alvero                       By:  /s/ Mary Ellyn Minenko
     ------------------------------                ------------------------
Printed                                        Printed
Name:    Gumer C. Alvero                       Name:    Mary Ellyn Minenko
As Its:  Executive Vice President,             As Its:  Assistant Secretary
         Annuities

JANUS ASPEN SERIES

By:  /s/ Bonnie M. Howe
         --------------------------
Printed
Name:    Bonnie M. Howe
As Its:  Vice President

                                   Schedule A
                   Separate Accounts and Associated Contracts


Name of Separate Account and                 Contract Funded
Date Established by Board of Directors       By Separate Account

American Enterprise Variable                 Contract Forms 240180, 43431 and
Annuity Account                              44170 and state variations of these
established July 15, 1987                    forms